EXHIBIT (B)(2)

Centre CDP Capital 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3 Tél. 514 842-3261 Téléc:. 514 842-4833 www.lacaisse.com

August 31, 2007

GG Holdings I, Inc.
c/o Genstar Capital, LLC
Four Embarcadero Ctr., Suite 1900
San Francisco, CA 94111
Attention: Mr. Robert Weltman, Managing Director

Re: PRA International

$170.0 MILLION SENIOR SUBORDINATED NOTES COMMITMENT LETTER

Dear Rob:

Thank you for contacting Caisse de depôt et placement du Québec. (“CDPQ” or “we”, “us” or the “Lead Arranger”) as a financing source for the proposed acquisition (the “Acquisition”) of the PRA International (the “Company”) and its subsidiaries. We understand that GG Holding I, Inc., a Delaware corporation and a wholly-owned subsidiary (the “Parent”) of Genstar Capital L.L.C. (the “Sponsor” or “you”) will establish a wholly-owned special purpose subsidiary (“MergerSub”) and that that the Acquisition will consist of the merger of MergerSub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent, pursuant to the Merger Agreement, dated July 24, 2007 (the “Merger Agreement”), by and among the Company, Parent and MergerSub. Each capitalized term used but not defined herein shall have the meaning assigned in the Summary Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

Commitments

The Lead Arranger is pleased to advise you of its commitment to purchase $170,000,000 principal amount of the senior subordinated notes described in the Term Sheet (the “Notes”) on the terms and subject to the conditions set forth in this commitment letter and the Term Sheet (collectively, the “Commitment Letter”). The Acquisition, the Notes, the Senior Credit Facility (as defined below), the Equity Investment (as defined below), and the other transactions contemplated with respect thereto are collectively referred to herein as the “Transactions”. The Parent, MergerSub, the Company and their respective subsidiaries together with any other holding company and/or any acquisition vehicle created to facilitate the Acquisition are collectively referred to herein as the “Loan Parties”.

In addition, our commitment is subject to our having been given the opportunity to make an equity investment (the “CDPQ Investment”) in the Parent of $40 million representing approximately 10.6% of the total equity, as per the term sheet attached as Exhibit B (the “Equity Term Sheet”) and otherwise on terms reasonably acceptable to us.

You have advised us that the following transactions will take place in connection with the Acquisition: (a) Sponsor and one or more additional investors, including, without limitation, CDPQ, will invest an aggregate amount of not less than $391,200,000 (which amount, for the avoidance of doubt, includes the CDPQ Investment) in cash in the Parent as common or preferred equity (the “Equity Investment”); provided that Sponsor shall own and control capital stock of the Parent representing not less than 75% of the voting control and equity value of the Parent on the Closing Date, (b) the Company will obtain senior credit facilities consisting of a revolving credit facility in the committed amount of up to $40,000,000 (which may not be borrowed, subject to utilization for letters of credit in the ordinary course of business in connection with the closing of the Acquisition) and a term loan of up to $255,000,000 (together, the “Senior Credit Facility”), (c) the Company will issue the Notes, and (d) the Company will pay fees and expenses incurred in connection with the Transactions

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Syndication

By executing this Commitment Letter, you hereby appoint CDPQ and CDPQ hereby agrees to act, as administrative agent and you hereby also appoint CDPQ to act and CDPQ hereby agrees to act, as a lead arranger for the issuance of the Notes on the terms and subject to the conditions set forth or referred to in this Commitment Letter. CDPQ, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to purchasers in connection with the Notes without our prior written consent.

As indicated above, we expect to hold at least 50% of the principal amount of the Notes, but we reserve the right, commencing 120 days after the execution of the definitive documentation for the Notes (the “Definitive Documentation”) and the funding thereof, subject to the terms set forth in the Term Sheet, in consultation with the Sponsor, to syndicate a portion of our commitment to one or more financial institutions or other entities reasonably satisfactory to the Sponsor that will become parties to the Definitive Documentation (together with the Lead Arranger the “Purchasers”). We intend to conduct our syndication efforts with minimal distraction to, and time commitments from, the Loan Parties, their respective officers and advisors. We agree we will not engage in any marketing of the Notes or seek to place or solicit commitments for the Notes until 120 days after the Closing Date. Without limiting your obligations to assist with placement efforts as set forth herein, the Lead Arranger agrees that completion of such placement is not a condition to its commitment hereunder.

Information

You represent and covenant that (a) to the best of your knowledge, all information about the Loan Parties, other than any information of a general economic, market or industry nature , other forward-looking information and the Projections (as defined below) (the “Information”), that has been or will be made available to the Lead Arranger by you or any of your representatives in connection with the transactions contemplated hereby is or will be, when furnished and, taken as a whole, (after giving effect to all updates from time to time), complete and correct in all material respects (after giving effect to all updates form time to time) and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all updates from time to time) and (b) the projections, pro-formas, budgets and estimates with respect to the Company and its subsidiaries (the “Projections”) that have been or will be made available to the Lead Arranger by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to the Lead Arranger (it being understood that the Projections by their nature are inherently uncertain and are subject to significant assumptions and contingencies, many of which are beyond the control of the Loan Parties, and that no assurance can be given that the Projections will be realized and the actual results may differ materially).

You agree that if at any time prior to the purchase of the Notes you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information relating to the Company or its representatives) in all material respects under those circumstances. We will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

Compensation

As consideration for our respective commitments hereunder and agreement to perform the services described herein, you agree to pay (or cause the Company to pay) the fees and fulfill the other obligations set forth in this Commitment Letter and in the fee letter between the Lead Arranger and you dated the date hereof and delivered herewith with respect to the Notes (the “Fee Letter”).

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Conditions

Our respective commitment hereunder and agreements to perform the services described herein are subject only to the conditions set forth in the Term Sheet and to: (a) our satisfaction that, as of, and immediately after, the purchase of the Notes, other than the Senior Credit Facility, customary permitted debt to be agreed and other indebtedness disclosed in the Definitive Documentation and reasonably acceptable to us, there shall be no other issuances of debt securities or commercial bank or other credit facilities of the Loan Parties being offered, placed or arranged without the prior written consent of the Lead Arranger if such offering, placement or arrangement would have, in the reasonable judgment of the Lead Arranger a detrimental effect upon the placement of the Notes; (b) subject to the limitations set forth herein and in the Term Sheet, our satisfaction with the accuracy and completeness of all representations and warranties set forth herein and/or in the Definitive Documentation that you or any of the Loan Parties make to the Administrative Agent and/or the Purchasers, (c) all conditions of the Senior Credit Facility and the Merger Agreement shall have been met or waived by us (which waiver shall not be unreasonably withheld or delayed) and (d) your compliance with the terms of this Commitment Letter and the Fee Letter.

Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of the Lead Arranger pursuant hereto, shall be disclosed, directly or indirectly, to any other person except that such existence and contents may be disclosed (a) to you and your affiliates and to UBS Securities LLC and Jefferies Finance LLC and your and their respective officers, directors, employees, affiliates, attorneys, accountants and professional advisors on a confidential and “need-to-know” basis (provided that such affiliate is advised of its obligation to retain such information as confidential, and you shall be responsible for your affiliates’ compliance with this paragraph), (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent permitted by law); provided that you may disclose this Commitment Letter, the contents hereof, and a version of the provisions of the Fee Letter containing conditions to the purchase of the Notes, other than the payment of fees, redacted in a manner reasonably satisfactory to us (but not the remainder of the Fee Letter) to the Company and its directors, officers, attorneys, and professional advisors on a confidential and “need-to-know” basis, (c) the existence and contents of the Commitment Letter may be disclosed to any rating agency in connection with the Transactions and (d) to the extent required by applicable law, this Commitment Letter and the contents hereof may be disclosed in any public filing in connection with the Acquisition or the financing thereof (in which case you agree to inform the Lead Arranger promptly thereof).

Each of the Lead Arranger and the Purchasers and their respective affiliates will use all information identified as confidential provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information, including as subject to any confidentiality limitations imposed by the Company that are applicable to us; provided that nothing herein shall prevent such person from disclosing any such information (a) as required by applicable law or compulsory legal process (in which case we agree to inform you promptly thereof to the extent permitted by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such person or any of its affiliates, (d) to the extent that such information is received by such person from a third party that is not to such person’s knowledge subject to confidentiality obligations with respect to such information, (e) to the extent that such information is independently developed by such person, (f) to such person’s affiliates and to its and their employees, officers, directors, representatives, advisors, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential and prospective Purchasers and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Issuer and its obligations under the Notes, in each case, who have been advised of the confidential nature of the information and of the terms of this paragraph and have agreed to keep such information confidential or (h) for purposes of establishing a “due diligence” defense. The foregoing provisions in this paragraph shall be superseded in each case by the applicable provisions contained in the Definitive Documentation upon execution and delivery thereof by the parties thereto and thereafter shall have no further force and effect.

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Termination

In the event that the purchase of the Notes does not occur on or before April 2, 2008 then this Commitment Letter and our commitments and undertakings hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension (such date as may be extended, the “Termination Date”). The provisions under the heading “Confidentiality” above and provisions under “Governing Law, Etc.” contained herein shall remain in full force and effect regardless of whether the Definitive Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments and agreements hereunder.

Governing Law, Etc.

This Commitment Letter shall not be assignable by you or us (except for any such assignment to one or more of your or our respective affiliates) without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Parties (as defined in the Fee Letter)), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties) and is not intended to create a fiduciary relationship between the parties hereto, provided that the Lead Arranger signatory hereto shall not be released from its commitment until funding and any such assignment of commitment hereunder prior the Closing Date shall not reduce the Lead Arranger’s obligations to fund its entire commitment in the event any such assignee of the Lead Arranger fails to do so. Any and all obligations of, and services to be provided by, the Lead Arranger hereunder (including, without limitation, its commitment) may be performed and any and all rights of the Lead Arranger hereunder may be exercised by or through any of its affiliates or branches. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Loan Parties or any of their respective subsidiaries or affiliates (including without limitation information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with the second paragraph under “Confidentiality” above. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other similar electronic method of transmission (including by “pdf” or “portable document format”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between you and us with respect to the Notes. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the state of New York.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

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You acknowledge that the Lead Arranger and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies. In the event that this transaction is not completed, you agree that we may furnish loans to any other person proposing a transaction to target company, provided we are not part of the equity consortium completing such transaction.

Public Announcements

You agree that we may, at our expense, publicly announce as we may choose the capacities in which our affiliates or we have acted hereunder, subject to your prior approval (not to be unreasonably withheld)

Patriot Act

The Lead Arranger hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), any Purchaser may be required to obtain, verify and record information that identifies the Sponsor or the Loan Parties which information includes the name, address, tax identification number and other information regarding such person that will allow such Purchaser to identify such person in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to any other Purchaser.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 12:00 p.m., Pacific Standard Time, on August 31, 2007. This Commitment Letter shall become effective when both you and the Lead Arranger have executed and delivered counterparts of this Commitment Letter and the Fee Letter. This Commitment Letter and the agreements contained herein will expire at the aforementioned time in the event that we have not received such executed counterparts from you by such time.

Thank you again for contacting us about this transaction. We look forward to partnering with you on this exciting opportunity.

Sincerely,
Caisse de depôt et placement du Québec

By	/s/ Luc Houle
Name: Luc Houle

Title:	Senior Vice-President

and

By	/s/ Pierre Lepina
Name: Pierre Lépina
Title:   Manager

Accepted and agreed to as of
the date first above written:

GG HOLDINGS I, INC.

By
Name:
Title:

COMMITMENT LETTER SIGNATURE PAGE

Thank you again for contacting us about this transaction. We look forward to partnering with you on this exciting opportunity.

Sincerely,
Caisse de depôt et placement du Québec

By
Name:
Title:

and

By
Name:
Title:

Accepted and agreed to as of
the date first above written:

GG HOLDINGS I, INC.

By	/s/ Robert J. Weltman
Name: Robert J. Weltman
Title:

COMMITMENT LETTER SIGNATURE PAGE